Camber Energy, Inc. 8-K

Exhibit 99.1

Camber Energy Announces Execution of Letter of Intent on Asset Acquisition

SAN ANTONIO, TX / ACCESSWIRE / March 5, 2018 / Camber Energy, Inc. (NYSE American: CEI) (the “Company” or “Camber”), based in San Antonio, Texas, a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids, announced the execution of a letter of intent in connection with the acquisition of an asset located in the Texas panhandle for a purchase price of $250,000. The closing of the transaction is subject to customary closing conditions.

In the event the transaction closes, the Company will acquire approximately 500 net leasehold acres in Hutchinson County, Texas, including 49 non-producing well bores. The acquisition also includes 5 saltwater disposal wells and the required infrastructure and equipment necessary to support future hydrocarbon production.

Camber is evaluating hydrocarbon production opportunities across all of the to-be acquired acreage including the existing non-producing well bores for workover opportunities. The Company plans to begin the process of reestablishing production from some of the non-producing well bores in the weeks following the closing.

Richard N. Azar II, the CEO of Camber noted that “This acquisition will provide opportunities for the Company to increase its reserve base and cash flows. We estimate that production from some of the non-producing well bores will be restored within a few weeks of closing.”

Mr. Azar continued, “This is all part of Camber’s plan to add similar acquisitions intended to provide an inventory of lower risk opportunities which increase both our reserve base and cash flow.”

The Company also reports today that on March 2, 2018, the institutional investor which agreed to purchase $16 million of Series C Preferred Stock from the Company in October 2017 (of which $6 million has been sold to date), entered into an agreement with the Company whereby the investor agreed that the discount to the volume weighted average trading price calculation associated with the Company’s common stock, which ties into the conversion price of the conversion premium of such preferred stock, would remain at $0.05 per share (unless a trigger event has occurred in connection therewith as described in the designation of the preferred stock), notwithstanding the Company’s previously announced 1-for-25 reverse stock split.

About Camber Energy, Inc.

Based in San Antonio, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in the Hunton formation in Central Oklahoma in addition to anticipated project development in the San Andres formation in the Permian Basin. For more information, please visit the Company’s website at www.camber.energy.

Safe Harbor Statement and Disclaimer

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Camber to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks associated with the conditions to closing required to be met to obtain all but the initial $6 million due pursuant to the terms of the Stock Purchase Agreement; risks relating to the absence or delay in receipt of government approvals or third party consents; and other risks described in Camber’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company’s SEC filings are available at http://www.sec.gov.